Exhibit 10.2

Sovos Brands, Inc.

Non-Employee Director Annual Compensation Policy

This Policy sets forth the annual compensation provided for service as a member of the Board of Directors (“Board”) of Sovos Brands, Inc. (“Company”). This Policy applies to members of the Board who are not employees of Sovos Brands, Inc. or Advent International (a “Non-Employee Director”).

1.Cash Fees. Non-Employee Directors will receive (i) a cash fee for service as a Non-Employee Director at the rate of USD $80,000 per year; (ii) if applicable, a cash fee for services as chair of a committee of the Board at the rate of USD $25,000 per year; and (iii) if applicable, a cash fee for services as chair of the Board at the rate of USD $25,000 per year (collectively, the “Fees”). The Fees will be paid in equal quarterly installments during the month following the end of each of the Company’s fiscal quarters (with proration for any partial period of service).
2.Annual Grant of Restricted Stock Units. Subject to approval by the Board, the Company shall grant (i) a Non-Employee Director $120,000, and (ii) a Non-Employee Director chair of the Board an additional $75,000, of restricted stock units each year immediately following the annual meeting of stockholders, with the number of shares subject to such award determined by dividing $120,000, and $75,000 respectively, by the fair market value of the Company’s common stock on the date of grant (each, an “Annual Equity Grant”). Unless otherwise determined by the Board, the fair market value of the Company’s common stock shall be equal to the closing price of the Company’s common stock on the trading date immediately prior to the date of grant.  Each Annual Equity Grant will cliff vest in full, subject to the terms of the form of award approved by the Board, upon the earlier of (x) one year from the date of grant and (y) immediately prior to the Company’s next annual meeting of stockholders. Each Annual Equity Grant will be made pursuant to the terms of the Company’s 2021 Equity Incentive Plan, or any successor plan thereto.
3.Expenses. The Company will reimburse Non-Employee Directors for reasonable out of pocket expenses incurred in the performance of services as a member of the Board, including travel and lodging expenses related to attendance at meetings, provided receipts or other documentation reasonably acceptable to the Company is provided in accordance with the Company’s reimbursement policies.

Adopted by the Board of Directors, effective June 7, 2023